EXHIBIT (10.2)

HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax  563 272 7217, www.hnicorp.com

CONFIDENTIAL
[Date                  ]

Re:                  HNI Corporation 2007 Stock-Based Compensation Plan Stock Option Award Agreement

Dear ___________:

Congratulations on your selection as a Participant who will receive an option grant pursuant to the HNI Corporation 2007 Stock-Based Compensation Plan (the "Plan").  This Agreement provides a brief summary of your rights under the Plan.

The Plan provides a complete detail of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting such rights.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.

The option granted to you under this Agreement is a Non-Statutory Stock Option, as defined in the Plan.

Overview of Your Stock Option

1.	Number of Shares Granted under this Option:

(See attached description of method used to determine number of options.)

2.	Date of Grant:

3.	Exercise Price:

4.	Vesting of Options: Subject to the terms of 7a. and b. of this Agreement, 100% or any portion of the Shares covered by this option may be purchased on or after ___________.

5.	Method of Exercise and Payment:

Shares may be exercised by written notice to the Company specifying the number of whole shares to be purchased.  The method of payment may be by any of the following methods:

(a)	Cashless exercise either through a broker-dealer acceptable to the Company or through the Company’s aligned broker-dealer, Robert W. Baird:

i.
Cashless hold:  Acquiring the shares represented by the options and selling a portion of the shares on the day of exercise to cover the cost of exercise, commissions, and applicable taxes, holding the remaining shares; or

ii.
Cashless sell:  Acquiring the shares represented by the options and selling all shares on the day of exercise, paying the cost of exercise, commissions, and applicable taxes, with the remaining cash balance paid to you; or

iii.	Partial cashless hold, partial cashless sell: A combination of 5(a)(i) and 5(a)(ii), holding a portion of the shares and receiving a portion as cash.
(b)
The Plan permits a number of other exercise alternatives:  cash payment; delivery of previously owned shares; authorization to withhold previously owned shares equal to the purchase price with your attestation to ownership of an equal number of shares held for more than six months; cash payment by a broker-dealer acceptable to the Company; or a combination of the above.

6.	Expiration Date of Option:

7.	Non-Transferability of Options:

(a)
As explained in the next paragraph, during your lifetime the options shall be exercised only by you.  No assignment or transfer of options, whether voluntary or involuntary, by operation of law or otherwise, can be made except by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.

(b)
Notwithstanding the preceding paragraph, you may transfer your option rights to one or more members of your Immediate Family (or to one or more trusts established solely for the benefit of one or more members of your Immediate Family or to one or more partnerships in which the only partners are members of your Immediate Family); provided, however, that (i) no such transfer shall be effective unless you deliver reasonable prior notice thereof to the company and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions that shall have been made applicable thereto by, the Committee or by the Board and (ii) any such transferee shall be subject to the same terms and conditions hereunder as you are.

8.	Termination of Employment:

(a)
By Death or Disability:  Shares which are vested as of the date of Death or Disability may be purchased until the earlier of: (i) the expiration date of this option; or (ii) the second anniversary of the date of Death or Disability.  Shares which are not vested as of the date of Death or Disability shall become immediately vested 100 percent, provided you are employed by the company on the date of Death or Disability.

(b)
By Retirement:  Shares which are vested as of the date of Retirement may be purchased until the earlier of:  (i) the expiration date of this option; or (ii) the third anniversary date of Retirement.  Shares which are not vested as of the date of Retirement shall immediately become vested 100 percent.

(c)
For other reasons:  Shares which are vested as of the date of termination of employment may be purchased until the earlier of:  (i) the expiration date of this option; or (ii) the end of the thirtieth day following the date of termination of employment (except in the case of termination for "Cause," in which case, no additional exercise period shall be permitted beyond the date of termination).  Shares which are not vested as of the date of employment termination shall immediately terminate, and shall be forfeited to the Company.

9.	Change in Control:

In the event of a Change in Control, all shares under this option shall become immediately vested 100 percent, and shall remain exercisable for their entire term.

In addition to the above, you have outstanding stock options (as shown on the attached).

Refer any questions you may have regarding your stock options, or exercising stock options, to Bob Foster, Vice President, Compensation and Benefits.

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing below, and return the original signed letter to me; please make a copy of the letter for your files.

Once again, congratulations on the receipt of your stock option award.

Sincerely,

Stan A. Askren
Chairman, President and CEO

Enc.

______________________________________________________________________

HNI Corporation 2007 Stock-Based Compensation Plan

Agreement to Participate

By signing a copy of this Agreement and returning it to Bob Foster, Vice President, Compensation and Benefits, I acknowledge that I have read this letter and the Plan, and that I fully understand all of my rights thereunder, as well as all of the terms and conditions which may limit my eligibility to exercise this option.

Signature	Date